Exhibit 99.1

MarkWest Hydrocarbon Reports 2003 Fourth Quarter and Year-End Results

DENVER—March 25, 2004—MarkWest Hydrocarbon, Inc. (AMEX: MWP) today reported a net loss of $11.9 million, or $(1.26) per diluted share, for the three months ended December 31, 2003, compared to net income of $2.3 million, or $0.24 per diluted share, for the fourth quarter of 2003. For the year ended December 31, 2003, MarkWest Hydrocarbon reported a net loss of $9.9 million, or $(1.06) per diluted share, compared to a net loss of $2.8 million, or $(0.30) per diluted share, for the year ended December 31, 2002.

Fourth quarter and year-to-date 2003 results were adversely affected by several one-time pre-tax charges, including the $4.8 million loss from the December 2003 sales of our Canadian oil and gas properties, the $1.8 million loss from the December 2003 sale of certain eastern Michigan oil and gas assets, the $1.0 million impairment of certain oil and gas assets, and the $1.1 million impairment of MarkWest Energy Partners, L.P.’s Cobb facility, which is being replaced in 2004.  MarkWest Energy Partners, L.P. (AMEX: MWE) is our consolidated subsidiary.

The Company’s financial flexibility continued to improve during the fourth quarter with the sales of our Canadian oil and gas operations which generated approximately $49.1 million in net proceeds. We used a portion of the proceeds to retire our outstanding debt in December 2003. We subsequently terminated our credit facility. As a result, our outstanding debt, exclusive of MarkWest Energy Partners’ debt, was zero as of December 31, 2003. We also had approximately $33.3 million in unrestricted on-hand cash at December 31, 2003, exclusive of MarkWest Energy Partners’ on-hand cash. In February 2004, we disbursed approximately $4.8 million to pay a special one-time dividend of $0.50 per common share.

As of December 31, 2003, the Company had substantially exited the exploration and production business with the sales of its Canadian oil and gas operations.  Going forward, the Company is primarily focused on building shareholder value by growing MarkWest Energy Partners.

MarkWest Energy Partners continued to grow during the fourth quarter with the completion of two acquisitions. On December 1, 2003, MarkWest Energy Partners acquired the Foss Lake gathering system and Arapaho gas processing assets in western Oklahoma.  On December 18, 2003, MarkWest Energy Partners acquired the Michigan crude pipeline.

Frank Semple, President and CEO, said, “Our progress during the fourth quarter was substantial.  The E&P asset sales and continued financial performance has resulted in an extremely strong position as we enter 2004 and we are focused on driving shareholder value through the management and ownership of MarkWest Energy Partners.  The recent one time $0.50 dividend payment to our shareholders is consistent with our long term objective of establishing a sustainable dividend policy supported by the continued growth of MarkWest Energy Partners.”

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MarkWest Hydrocarbon, Inc. (AMEX: MWP) owns and operates MarkWest Energy Partners, L.P. (AMEX: MWE), a publicly-traded limited partnership engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil. We also market natural gas and NGLs.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2002, and our 2003 Forms 10-Q, as filed with the SEC.

MarkWest Hydrocarbon, Inc.

Financial and Operating Statistics

(in thousands except per share amounts and operating statistics)

	Three Months Ended December 31,			Year Ended December 31,
	2003	2002	% Change	2003	2002	% Change
Statement of Operations Data
Revenues (a)	$59,789	$48,908	22%	$206,556	$154,338	33%
Net income (loss)	$(11,908)	$2,264	NM	$(9,949)	$(2,796)	NM
Basic and diluted earnings (loss) per share	$(1.26)	$0.24	NM	$(1.06)	$(0.30)	NM
Weighted average shares outstanding (basic)	9,453	9,359	—	9,388	9,350	—

Operating Data
Marketing:
NGL product sales (gallons)	31,000,000	34,000,000	(8)%	177,000,000	183,000,000	(3)%

MarkWest Energy Partners (b)
Appalachia:
Natural gas processed (Mcf/d) (c)	213,000	201,000	6%	202,000	202,000	NM
NGLs fractionated (gal/day)	483,000	483,000	—	458,000	476,000	(4)%
Southwest (d):
Gas volumes transported (Mcf/d)	63,000	—	NM	55,000	—	NM
Michigan:
Natural gas processed (Mcf/d)	13,000	15,200	(14)%	15,000	13,800	9%
NGL product sales (gallons)	2,600,000	3,000,000	(13)%	11,800,000	11,100,000	6%

	December 31, 2003	December 31, 2002
Consolidated Balance Sheet Data
Total assets	$279,131	$253,314
Total debt	$126,200	$64,223
Stockholders’ equity before accumulated other comprehensive income (loss)	$53,788	$62,210
Accumulated other comprehensive loss (e)	(1,792)	(8,858)
Stockholders’ equity	$51,995	$53,352

NM – Not meaningful

(a)     Exclusive of our discontinued exploration and production activities.

(b)    Reflects MarkWest Hydrocarbon, Inc., until May 23, 2002, and MarkWest Energy Partners, L.P., from May 24, 2002—the date its initial public offering closed.

(c)     Represents throughput from the Kenova, Cobb and Boldman processing plants.

(d)    Represents throughput since March 28, 2003.  MarkWest Energy Partners’ Southwest assets were acquired March 28, 2003, and September 2, 2003.

(e)     As part of our commodity price risk management strategy, we hedge a portion of our future NGL product, and to a lesser extent natural gas, sales. In addition, this account includes our foreign currency translation adjustment and the effect of interest rate hedges. Balance is net of related deferred income taxes. Note that only the hedge instrument is marked-to-market, not the hedged item. Under a completely effective hedge, these marked-to-market adjustments would offset.